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EXHIBIT 10.51


December 7, 1999


Stuart J.M. Collinson, Ph.D.
11010 Torreyana Rd.
San Diego, CA 92121


RE:      EMPLOYMENT TERMS

Dear Stuart:

This letter ("Agreement") sets forth the agreement between you and Aurora Biosciences Corporation (the "Company") regarding the terms of your employment as President and Chief Executive Officer of the Company. You and the Company hereby agree as follows:

You will serve as President and Chief Executive Officer and will be responsible for such duties as are normally associated with such position or as otherwise determined by the Company's Board of Directors ("Board"). You will be subject to the direction and policies from time to time reasonably established by the Board. You will work out of our principal offices located in San Diego. You will devote your full business energies, abilities and productive time to the proper and efficient performance of your duties for the Company.

You shall receive an initial base salary of $350,000 per year, payable in regular periodic payments in accordance with Company policy, less required payroll deductions and withholdings. Your base salary will be subject to increases as determined by the Board.

You will be eligible for an annual performance bonus paid in cash of up to fifty percent (50%) of your base salary based on your achievement of specified milestones as mutually agreed upon in good faith by the Board and you within a reasonable period of time following execution of this Agreement.

Effective as of the date hereof, you will be granted an Incentive Stock Option to purchase eighty thousand (80,000) shares of the Common Stock of the Company (the "Option") pursuant to the terms of the Company's 1996 Stock Plan (the "Plan"). The exercise price per share of the shares subject to the Option will be at the fair market value of the Company's Common Stock on the date hereof as determined in accordance with the Plan. Subject to the terms of the Plan and the provisions of this Agreement set forth below, your Option will vest over four
(4) years so long as you continue to be employed with the Company, according to the following schedule: twenty thousand (20,000) shares will vest as of the first anniversary of the date hereof and the remaining sixty thousand (60,000) shares will vest in equal monthly installments over a period of thirty-six (36) months beginning after such one year anniversary.

The Company will continue to provide you with a competitive comprehensive benefits package including medical, dental, life and disability insurance. In addition to the


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foregoing, you will receive all other benefits the Company may provide from time to time to other senior executive level employees.

Although the Company's policy provides 17 days of Paid Personal Leave (PPL), you will accrue vacation, regardless of your length of service, at the rate of 20 days per year. If the Company elects to close operations between Christmas and New Year's, this time off will be considered paid holiday time and will not count against the 20 days of paid personal leave.

The Company will continue to reimburse you for your reasonable travel, entertainment, business and other expenses incurred in the course of your employment in accordance with Company policy.

Your employment with the Company will continue to be "at-will", meaning that you may terminate your employment with the Company at any time and for any reason whatsoever, with or without advance notice and likewise, the Company, may terminate your employment at any time and for any reason whatsoever, with or without advance notice. This at-will arrangement may not be changed except by a writing signed by you and a duly authorized officer of the Company.

Upon termination of your employment with the Company, you will be paid your then current accrued base salary to and including the date of termination, any accrued vacation pay and other benefits through the date of termination and all compensation previously deferred by you, if any (together with accrued interest and earnings thereon).

Notwithstanding the foregoing, if the Company terminates your employment without "Cause" (defined below) or you resign for "Good Reason" (defined below), then upon your (or your representatives) furnishing to the Company an executed release and waiver of claims in the form attached hereto as Exhibit A (the "Release") and the occurrence of the Release Effective Date provided for in the Release (the "Release Effective Date"), the Company shall pay to you the following: (1) a lump sum equal to one (1) year of your then current base salary plus an amount equal to your most recent annual bonus, subject to standard payroll deductions and withholdings; (2) to the extent any Company stock options then held by you are unvested, the vesting of such options and stock shall be accelerated and such options shall become fully vested and immediately exercisable; and (3) the Company will reimburse you for actual and reasonable expenses incurred by you in connection with relocation of your principal residence to the United Kingdom. Such reimbursement will be available to you during the six (6) months following termination of your employment. Items that are eligible for reimbursement include the actual and reasonable costs of moving household goods (packing and moving expenses), storage, home sale and home purchase closing costs; and (4) any outstanding housing loan you have with the Company will be forgiven by the Company such that the principal and interest due on such loan will be zero as of the date of termination. You understand that the Company has not made any representations regarding the tax consequences of the benefits it has promised to provide you pursuant to this Agreement and recommends that you seek separate advice from a tax advisor.

If you resign without Good Reason, do not furnish to the Company an executed release or the Release Effective Date does not occur, or your employment is terminated for Cause, all compensation and benefits will cease immediately, and you will receive no severance benefits. You will receive your current accrued base salary and any accrued benefits through the date of termination, as well as any reimbursement expenses due to you for which you shall not have been previously reimbursed.


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For purposes of this Agreement the following definitions shall apply:

         (1) "Cause" shall be limited to the occurrence of any of the following events: (i) your personally engaging in illegal conduct which causes material harm to the reputation of the Company, (ii) your being convicted or found liable for a felony, misdemeanor or gross misconduct relating to an act of dishonesty or fraud against, or a misappropriation of property belonging to the Company,
(iii) your refusal to substantially perform duties set forth in a specific resolution by the Board, or (iv) your incurable breach of any material element of the Company's Proprietary Information and Inventions Agreement;

         (2) "Good Reason" shall mean (i) a reduction in your base salary or potential Bonus, or any material reduction in benefits; (ii) the relocation of your full-time office to a location other than in San Diego County; (iii) a substantial reduction in your duties inconsistent with your status as President and Chief Executive Officer; or (iv) any reason or no reason following the occurrence of a Change in Control (as defined in the Plan) of the Company.

As a Company employee, you will be expected to continue to abide by Company rules and regulations.

This Agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. Without limiting the foregoing, this Agreement supersedes the letter agreement dated April 29, 1999 between the Company and you, which is hereby terminated and of no further force or effect. As required by law, this offer is subject to satisfactory proof of your continuing right to work in the United States.

Please sign and date this Agreement, and return it to me as soon as possible if you wish to accept the terms described above.

Sincerely,

AURORA BIOSCIENCES CORPORATION


By:      /s/ JOHN D. MENDLEIN
   --------------------------------------------------------
         John D. Mendlein
         Senior Vice President, Intellectual Property, General
         Counsel and Chief Knowledge Officer

ACCEPTED BY:

      /s/ STUART J.M. COLLINSON
-----------------------------------------------------
         Stuart JM Collinson, Ph.D.

   December 7, 1999
-----------------------
         Date


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                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

         In consideration of the severance payments and other benefits set forth in the Agreement dated ___________, 1999, to which this form is attached, I, STUART JM COLLINSON, hereby furnish AURORA BIOSCIENCES CORPORATION (the "COMPANY"), with the following release and waiver ("RELEASE AND WAIVER").

         I hereby release, and forever discharge the COMPANY, its officers, directors, agents, employees, stockholders, successors, assigns affiliates and Benefit Plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment TERMINATION DATE with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

         I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

         I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this RELEASE AND WAIVER is knowing and voluntary, and that the consideration given for this RELEASE AND WAIVER is in addition to anything of value to which I was already entitled as an executive of the COMPANY. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the RELEASE AND WAIVER granted herein does not relate to claims which may arise after this RELEASE AND WAIVER is executed; (b) I have the right to consult with an attorney prior to executing this RELEASE AND WAIVER (although I may choose voluntarily not to do so); and if I am 40 years or older upon execution of this RELEASE AND WAIVER: (c) I have twenty-one (21) days from the date of termination of my employment with the COMPANY in which to consider this RELEASE AND WAIVER (although I may choose voluntarily to execute this RELEASE AND WAIVER earlier); (d) I have seven (7) days following the execution of this RELEASE AND WAIVER to revoke my consent to this RELEASE AND WAIVER; and (e) this RELEASE AND WAIVER shall not be effective until the seven (7) day revocation period has expired (the "Release Effective Date").

Date:                                      By:    /s/ Stuart J.M. Collinson
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